UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008

New Century Energy Corp.
(Exact name of Registrant as specified in its charter)

Colorado	1311	93-1192725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1770 St. James Place,
Suite 380
Houston Texas 77056
(Address of principal executive offices)

5851 San Felipe, Suite 775
Houston, Texas 77057
(Former address of principal executive offices)

Registrant’s telephone number, including area code: (713) 266-4344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 21, 2008, LV Administrative Services, Inc., the administrative and collateral agent for Laurus Master Fund, Ltd. and its assigns (“Laurus”) provided New Century Energy Corp. and its wholly owned subsidiary, Gulf Coast Oil Corporation (collectively the “Company,” “we,” and “us”) notice of its acceleration (the “Acceleration Notice”) of the amounts due to Laurus under the Secured Convertible Term Note entered into on June 30, 2005, in the original principal amount of $15,000,000, which had an outstanding balance (not including any accrued and unpaid interest) of approximately $12,000,000 as of March 31, 2008 (as amended and restated from time to time, the “Convertible Note”) and a Secured Term Note entered into on September 19, 2005, in the original principal amount of $9,500,000, which had a balance of approximately $6,351,391 as of March 31, 2008 (as amended and restated from time to time, the “Term Note”), which notes became due on June 30, 2008, and have not been paid to date.  The Acceleration Notice also notified us of Laurus’s acceleration of and request for immediate payment of the entire amount of funds we owe to Laurus, including any and all accrued and unpaid interest, default interest and default payments due on such amount.

Laurus had previously provided us a Payment Default Notice and Short-Term Forbearance Agreement, on or around July 7, 2008, whereby Laurus had agreed to forebear from enforcing its rights under the outstanding liabilities we owe to Laurus under the Convertible Note, Term Note and other outstanding notes we have with Laurus (collectively the “Laurus Debts”) until July 18, 2008, while we sought out alternative financing to repay Laurus or an alternative structure with Laurus to combine all of our obligations; however, we were not able to raise any additional funding or reach an agreement with Laurus to restructure our obligations and the forbearance period expired after July 18, 2008.

The Company is currently in negotiations with Laurus regarding the further extension of the payment of the Laurus Debt and/or a potential reorganization of the Company’s assets and debts, which may or may not include the Company filing for bankruptcy protection, Laurus foreclosing on the assets, which Laurus alleges it can do without further notice to the Company, executing a deed in lieu of foreclosure, or entering into a Texas non-judicial foreclosure.  In total, the Laurus Debts, evidenced by five (5) separate notes total approximately $68 million, which amount does not include any default interest and/or default payments due in connection with such Laurus Debt, which default payments may total an additional 30% of the amount owed to Laurus.  We do not have sufficient funds to repay the Laurus Debts and/or any default payments.  To date, the negotiations with Laurus regarding the extension of the payment of the debt have not been successful and although discussions with Laurus are ongoing, there can be no assurance that a favorable outcome for the Company will be reached.

In the event the Company is unable to stay the payment of the Laurus Debt and/or prevent Laurus from foreclosing on its assets, the Company could be forced to abandon its current business activities, sell or transfer a substantial portion of its assets to Laurus, Laurus could take control of substantially all of the Company’s assets and/or the Company could be forced to file for bankruptcy protection, the result of which could be that the Company’s common stock would become devalued, the Company’s current shareholders may be substantially diluted and/or the Company could cease to be a public filer, cease to have a market for its securities, and any of the Company’s securities could become worthless.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY ENERGY CORP.
Date: July 24, 2008	By:	/s/ Edward DeStefano
Edward DeStefano
Chief Executive Officer